EXHIBIT 5

ROBERT BRANTL, ESQ.

52 Mulligan Lane

Irvington, NY 10533

914-693-3026

August 17, 2007

Smooth Global (China) Holdings, Inc.

Room 618, +17 Anyuan Road

Chaoyang District

Beijing, P.R. China

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 which Smooth Global (China) Holdings, Inc. proposes to file with the Securities and Exchange Commission registering 3,680,000 common shares which may be offered and sold by Smooth Global (China) Holdings, Inc. under the 2007 Equity Incentive Plan (the “Shares”), I am of the opinion that all proper corporate proceedings have been taken so that the Shares, upon sale and payment therefor in accordance with the Plan, will be legally issued, fully paid, and nonassessable.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above.

Yours,

/s/ Robert Brantl

 Robert Brantl